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                                                                    EXHIBIT 99.1


                               KNIGHT-RIDDER, INC.


                          EMPLOYEES STOCK PURCHASE PLAN
                       (Amended Through January 26, 1999)


                               SECTION I. PURPOSE

        The purpose of the Knight-Ridder, Inc. Employees Stock Purchase Plan, hereinafter referred to as the "PLAN", is to provide employees of Knight-Ridder, Inc., hereinafter referred to as the "COMPANY", and its subsidiaries an opportunity to purchase shares of Common Stock, par value Two and One-Twelfth Cents (2-1/12), hereafter referred to as the "STOCK", of the Company by increasing the employees' interest in the growth and success of the Company, and encourage such employees to remain with the Company and its subsidiaries.

        `Subsidiaries' as used herein shall mean corporations (other than Knight-Ridder, Inc.) or partnerships in an unbroken chain of corporations and/or partnerships beginning with Knight-Ridder, Inc., if, at the time of the granting of the right to purchase, each of the corporations and partnerships other than the last corporation or partnership in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in a corporation in such chain or at least a 50% partnership interest in a partnership in such chain.



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                     SECTION II. ADMINISTRATION OF THE PLAN

        The Plan will be administered for the Company by a committee appointed by the Board of Directors, which committee shall consist of not less than three
(3) members of the Board of Directors. Such committee shall be called the "Employee Stock Purchase Plan Committee," hereinafter referred to as the "Committee."

        The interpretation and decision with regard to any question arising under the Plan made by the Committee shall, unless overruled or modified by the Board of Directors of the Company, be final and conclusive upon all employees of the Company and its subsidiaries participating in the Plan and any person claiming by or through any such employee.

                     SECTION III. SHARES SUBJECT TO THE PLAN

               The shares of Common Stock of the Company, which may be offered under the Plan, may be unissued stock or stock purchased by the Company. The number of shares of stock to be sold under the Plan shall not exceed 20,400,000 shares except as such number may be adjusted pursuant to Section XI hereof. All shares not purchased, and all shares not previously offered may be available for subsequent offers.






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                       SECTION IV. EMPLOYEES' ELIGIBILITY

        All employees of the Company and its subsidiaries shall be eligible to participate in the Plan except:

        a) Employees who, prior to the first day of the Purchase Period (as defined in Section V) have been employed less than one (1) year;

        b) Employees whose customary employment is twenty (20) hours or less per week; and

        c)     Employees whose customary employment is for not more than five
               (5) months in any calendar year.

        The number of shares that may be purchased by an employee under any offering under the Plan shall bear a uniform relationship to the covered compensation of such employee over a period of time in which such compensation is paid. However, notwithstanding anything herein to the contrary, no employee shall be granted a right to purchase under the Plan if such employee, immediately after the right to purchase is granted, owns stock (including stock which may be purchased under outstanding rights to purchase) possessing Five Per Cent (5%) or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries. For the foregoing purposes the rules of Section 425(d) of the Internal Revenue Code of 1954, as amended, shall apply in determining stock ownership. Nor shall any employee be granted a right to purchase which permits his rights to purchase stock under all Employee Stock Purchase Plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000.00) of the fair market value of



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such stock (determined at the time such right to purchase is granted) for each calendar year in which such right to purchase is outstanding at any time. Provided, however, that this limitation shall equal Four Thousand One Hundred Sixty-Seven and 67/100 Dollars ($4,167.67) during the special two-month Purchase Period, beginning July 1, 1986 and ending August 31, 1986.

                           SECTION V. PURCHASE PERIODS

        Purchase Periods shall commence on each September 1, December 1, March 1 and June 1 (except that a special two-month Purchase Period shall commence on July 1, 1986), or such other dates as the Committee or the Board of Directors of the Company may determine. Each Purchase Period shall consist of three (3) months except for the special two-month Purchase Period beginning on July 1, 1986 and ending on August 31, 1986. At the commencement of Purchase Period, the Company shall, subject to and within the limits of the Plan, make shares of stock available under the Plan. Except as provided in Section IV of the Plan, all employees participating in an offering shall have the same rights and privileges to purchase stock under the Plan.

                            SECTION VI. PARTICIPATION

        Each eligible employee, at the commencement of each Purchase Period, shall be granted a right to purchase, which right shall provide that such employee may purchase as many full shares of the stock as may be purchased in an amount



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not less than One Per Cent (1%) or more than Ten Per Cent (10%) of the amount received as covered compensation by the employee during the Purchase Period.

        Covered compensation, as used herein, shall be the employee's base pay, commissions, overtime and all bonuses, except that an employee may elect, in accordance with procedures established by the Committee, to exclude from covered compensation any payment pursuant to the Company's Executive Compensation Plan and Local Incentive Plans, or in the case of the chairman or president any bonus paid to them. Notwithstanding the foregoing provisions, covered compensation shall not include income resulting from the exercise of stock options or stock appreciation rights; expense allowances, relocation payments, any amounts paid as severance pay; and any amounts not paid to the employee by the Company in cash.

                         SECTION VII. PAYROLL DEDUCTIONS

        The shares of the stock purchased under the Plan shall be paid for by payroll deductions, without the right of prepayment, during the applicable Purchase Period. Each eligible employee shall execute and deliver to the Company a Payroll Deduction Authorization directing payroll deductions between One Per Cent (1%) and Ten Per Cent (10%) of his covered compensation, as defined in
Section VI, for the Purchase Period, which authorization shall not be changed during the Purchase Period. No interest shall accrue on the amounts deducted. An employee, at any time until the last payroll deduction is made during such Purchase Period, (or in the event of his death during such period, his



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personal representative) may withdraw the balance accumulated by deductions and withdraw from participation in the purchase of the stock, and such employee shall not thereafter participate during such Purchase Period.

        Balances remaining in an Employee's Payroll Deduction Account (being less than the Purchase Price) will be carried forward into the next Purchase Period. Such balances, in amounts of $10.00 or more at the termination of the Plan may be supplemented by the employee to complete the purchase of an additional share of stock. Balances of less than $10.00 in an Employee's Payroll Deduction Account at the termination of the Plan will be automatically refunded.

                               SECTION VIII. PRICE

        The purchase price for a share of the stock shall be Eighty-Five Per Cent (85%) of the fair market value of the stock at the time the right to purchase is exercised, but shall not be less than par value.

        SECTION IX. EXERCISE OF RIGHT TO PURCHASE AND ISSUANCE OF SHARES

        A participant shall be deemed to have exercised his right to purchase and have paid for his shares to the extent of his payroll deduction on the last day of the Purchase Period, and such shares so purchased shall be issued to him as of such date and delivered to him as soon as practicable after such date. Only upon the issuance of such shares shall the participant have, with respect to such shares of stock, any rights of a stockholder.



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                          SECTION X. NON-ASSIGNABILITY

        The rights of the participant shall not be transferable by him otherwise than by Will or by the laws of Descent and Distribution, and such will be exercisable during his lifetime only by him.

      SECTION XI. ADJUSTMENT BY REASON OF CHANGES IN COMMON STOCK STRUCTURE

        If, after the effective date of the Plan, there shall be any changes in the Common Stock structure of the Company by reason of the declaration of stock dividends, recapitalization resulting in stock split-ups, or combinations or exchanges or shares by reason of merger, consolidation, or by any other means, then the number of shares available for right to purchase and the shares subject to any such rights shall be equitably and appropriately adjusted by the Board of Directors of the Company as in its sole and uncontrolled discretion shall seem just and reasonable in the light of all the circumstances pertaining thereto.

                     SECTION XII. TERMINATION OF EMPLOYMENT

   If the participant shall cease to be employed by the Company or one of its subsidiaries for any reason, other than death or retirement, the amount of his payroll deductions for the current Purchase Period shall be applied to have shares purchased and issued to him in accordance with Section IX unless such



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participant elects in writing, not later than the last day of the Purchase
Period to withdraw the balance accumulated by payroll deductions in which case he or his personal representative shall be paid the amount of his payroll deductions for the current Purchase Period, and the right to purchase any shares for such Purchase Period shall be terminated.

        If the participant shall cease to be employed by the Company or one of its subsidiaries by reason of death or retirement, he or his personal representative may within three (3) months after termination of such employment receive the number of full shares which may be purchased by his payroll deductions for the current Purchase Period up to the time of his death or retirement.

                   SECTION XIII. RIGHT TO TERMINATE EMPLOYMENT

        The plan shall not confer upon any employee any right with respect to being continued in the employ of the Company and its subsidiaries or to interfere in any way with the right of the Company and its subsidiaries to terminate his employment at any time, nor shall it interfere in any way with the employee's right to terminate his employment.

                                SECTION XIV. TERM

        The Plan shall be in effect through the Purchase Period ending August 31, 2002, and no right to purchase may be exercised after termination of the Plan.



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        While it is intended that the Plan remain in effect for the period specified, the Board of Directors of the Company may terminate the Plan at any time in its discretion.

        If at any time the number of shares of stock authorized for purposes of the Plan is not sufficient to meet all unfilled purchase requirements, the Committee shall terminate payroll deductions and apportion the remaining available shares among participating employees for purchase under the Plan in such manner as it may deem equitable. Balances in Employee Payroll Deductions Accounts thereafter shall be refunded promptly and the Plan Terminated.

                        SECTION XV. AMENDMENT TO THE PLAN

        The Board may amend the Plan at any time. No such amendment, however, may increase the maximum number of shares that may be offered, decrease the price fixed in Section VIII, or change the class of employees eligible to participate under the Plan without the approval of a majority of the shareholders of Common Stock of the Company.

                           SECTION XVI. AUTHORIZATION

        The Plan shall not become effective unless it is approved by a majority of the shareholders of Common Stock of the Company.



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